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                                 Tri-Continental Corporation
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                (Name of Registrant as Specified In Its Charter)



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

                           Tri-Continental Corporation
                        an investment you can live with

                                                                  March 17, 2006

To our Stockholders:

      We recently mailed to you proxy materials for the upcoming 76th Annual Meeting of Stockholders of Tri-Continental Corporation, to be held on May 4, 2006. In these materials, your Board of Directors is asking you to use the White Proxy Card to:

o Vote "FOR" the re-election of three experienced Directors of Tri-Continental: General John R. Galvin, Mr. William C. Morris, and Mr. Robert L. Shafer;

o Vote "FOR" the ratification of the selection of Deloitte & Touche LLP as independent auditors of Tri-Continental for 2006; and

o Vote "AGAINST" the proposal recommending that the Board of Directors take steps to provide for cumulative voting in the election of directors of the Corporation.

      We hope you will take a moment to review these materials and to vote in accordance with your Board of Directors' recommendations. Please be sure to complete, sign and date the enclosed White Proxy Card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past annual meetings) unless you complete, sign, date and return the proxy voting form it will send you. If you have already returned the White Proxy Card, we thank you for your support.

      We also want to alert you that over the coming weeks, you may receive proxy solicitation material with a proxy card from a group of dissidents led by Western Investment Hedged Partners. Do not be confused. This is an attempt by a group of Hedge Funds to take control of your long-term investment for their short-term gain. The Western Investment Hedge Fund Group solicitation is not endorsed by Tri-Continental or your Board of Directors. Your Board of Directors strongly opposes both (i) Western Investment Hedge Fund Group's attempt to replace three experienced Directors of Tri-Continental and (ii) the cumulative voting stockholder proposal that is supported by the Western Investment Hedge Fund Group.

The Hedge Fund Group's Agenda

      The open agenda being pursued by the Western Investment Hedge Fund Group is to install a minority of directors who will seek to have Tri-Continental open-end, liquidate, or conduct massive tender offers. In recent years, Western Investment has aligned itself with other Hedge Funds to pursue similar short-term arbitrage strategies against other closed-end investment companies.

      We believe that the actions proposed by the Western Investment Hedge Fund Group, which are designed to result in a quick trading profit, could only be undertaken at significant expense to Tri-Continental and its stockholders, and would ultimately lead to termination of the Corporation, which has worked to provide value to its stockholders for over 75 years. Please consider the following:

o Contrary to the misleading assertions of the dissident Hedge Fund Group, the discount at which Tri-Continental's shares trade relative to its net asset value (NAV) does not represent "lost value." In fact, stockholders who purchase Tri-Continental at a discount actually benefit. For example, at a 13.1% discount (the discount on March 15, 2006), every $1.00 invested by a stockholder in Tri-Continental buys the benefit of approximately $1.15 worth of underlying assets. Many of our common stockholders take advantage of this - over 63% of stockholders whose accounts are held on the Corporation's books are currently taking advantage of this situation either by participating in a plan that allows stockholders to take the Corporation's dividends, year-end gain distributions, or both, in additional shares, or by purchasing additional shares through one of the plans offered by the Corporation. This opportunity to invest at a discount would be lost after open-ending.

o Any short-term gain that could be realized through open-ending or similar proposals would be offset by the significant expenses that implementing such proposals could entail, including the costs of obtaining stockholder approval, legal expenses, potential negative tax consequences, costs associated with liquidating the Corporation's assets to meet redemption requests (possibly at inopportune times), and the ongoing distribution and other costs of operating an open-end fund. Partly for this reason, Tri-Continental stockholders have rejected proposals to open-end on nine prior occasions.

o On March 15, 2006, Tri-Continental's NAV per share reached $23.28, the highest level in more than four years. The Corporation's expense ratio is 0.64% - a level that compares very favorably to the expense ratios of funds that invest similarly to Tri-Continental.

Cumulative Voting Proposal

      As noted above, the Board of Directors strongly opposes the cumulative voting proposal supported by the Western Investment Hedge Fund Group. Cumulative voting allows a stockholder to "stack" his or her votes in favor of a particular director or directors. A special interest group - like the Western Investment Group - can use cumulative voting to elect its own directors, and those directors may be beholden to the special interest group. We believe that the present voting system, which has long been used by Tri-Continental (and by most leading corporations), helps ensure that the directors who are elected will represent the interests of the Corporation and all stockholders as a whole. Tri-Continental stockholders have rejected similar proposals by wide margins two times in the past.

      We urge you to support Tri-Continental by completing, signing and dating our enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Please do not sign or return any proxy card sent to you by the Western Investment Group or its associates. If


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

you have already returned a Gold Proxy Card from the Western Investment Group and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card.

      Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board's nominees and AGAINST the cumulative voting proposal.

Sincerely,

/s/ William C. Morris                                     /s/  Brian T. Zino

William C. Morris                                         Brian T. Zino
Chairman                                                  President

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If you have questions or need assistance in voting your shares, please call:

                             Georgeson Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (888) 219-8293 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

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